EXHIBIT 99

                   Press release of Cathay Bancorp, Inc. dated
                   May 30, 1996

FOR IMMEDIATE RELEASE

Contacts:           Dunson Cheng                       Jack C. Lee
                    Chairman of the Board              Chairman of the Board
                    213-625-4800                       213-346-0888
                    Cathay Bancorp, Inc.               First Public Savings Bank


               CATHAY BANCORP TO ACQUIRE FIRST PUBLIC SAVINGS BANK

Los Angeles,  California,  May 30, 1996:  Cathay Bancorp Inc.  (Cathay) (NASDAQ:
CATY) and First Public Savings Bank, F.S.B. (First Public) announced today that they have signed a definitive agreement for the acquisition of First Public by Cathay.

At their respective board of directors' meetings, each board approved the definitive agreement under which First Public will merge into Cathay Bank, a subsidiary of Cathay Bancorp, Inc. The purchase price for the First Public shares will be approximately $31.6 million or $7.90 per share, subject to adjustment based upon the market price of Cathay common stock. First Public shareholders may elect to receive either cash or common shares of Cathay Bancorp, Inc., subject to an allocation procedure by which 51% of the aggregate consideration will be received in Cathay common stock and 49% in cash.

At March 31, 1996, the two institutions had combined total assets of approximately $1.5 billion and total deposits of $1.3 billion. Both institutions are known for their strong levels of capital, devoted management teams, consistent records of asset growth and exceptional customer service.

"First Public has a record of excellent financial performance. Adding First Public to our organization will allow us to expand our group of depositors and enhance our lending activities," said Dunson Cheng, Chairman of the Board of Cathay Bancorp, Inc. "Not only does First Public possess a similar customer base to our own, but it has been a consistent and growing performer over the years. We expect the transaction to be immediately accretive to our earnings per share."

Cheng added, "These characteristics, along with First Public's deep roots in the community and focus on customer service, make First Public a perfect fit with our organization. We look forward to continued years of growth and success with the combined resources of Cathay Bank and First Public, and welcome First Public's shareholders to the Cathay family."

Jack C. Lee, Chairman of the Board of First Public Savings Bank stated, "This transaction is in the best interests of both our shareholders and our customers. Cathay Bank has shown that it has the same commitments to financial strength, customer service and community

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involvement  that we do. This transaction  will not only  significantly  enhance shareholder value, but will provide First Public customers with a strong, service-oriented and responsive institution to do business with. Together, we will increase our market presence while continuing our strong tradition of serving the community."

The merger, which is expected to close during the fourth quarter of 1996, is subject to regulatory approvals, as well as the approval of the shareholders of First Public. Merrill Lynch & Co. acted as financial advisor to Cathay Bancorp, Inc. and Montgomery Securities served as financial advisor to First Public.

Cathay Bancorp, Inc. is the holding company for Cathay Bank. The Bank currently operates ten branches in Southern California, five branches in Northern California, and two overseas offices in Taiwan and Hong Kong. At March 31, 1996, Cathay had total assets of $1.2 billion, and total common stockholders' equity of $94.4 million. For the year ended December 31, 1995, Cathay reported net income of $10.6 million.

First Public is a federally chartered savings bank and currently operates five branches in Southern California. At March 31, 1996, First Public had total assets of $273.3 million and total common shareholders' equity of $22.8 million. For the year ended December 31, 1995, First Public reported net income of $2.9 million.



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